ADVISORS PREFERRED TRUST

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

APPENDIX A-3

(Effective February 19, 2019)

NAME OF FUND	ANNUAL MANAGEMENT FEE AS A PERCENT OF AVERAGE NET ASSETS OF THE FUND	COMMENCED INVESTMENT OPERATIONS
Kensington Managed Income Fund	1.25%	to be determined

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

ADVISORS PREFERRED TRUST

By: /s/_______________

Name: Catherine Ayers-Rigsby

Title: President

ADVISORS PREFERRED LLC

By: /s/______________________

Name: Catherine Ayers-Rigsby

Title: Chief Executive Officer